EXHIBIT 99.1

November 23, 2011

Dear AnythingIT Stockholder:

With our June 30, 2011 fiscal year having come to a close, I would like to take this opportunity to update you on the many exciting developments impacting AnythingIT.  While we appreciate the fact that most of you are long term investors and committed to the company’s continued success, I would first like to provide you with an update of our going public process. Our registration statement, which will permit the eventual resale of the shares owned by some of you into the public equity market, has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”). As a result, we are now seeking a quotation for our common stock in the over- the-counter marketplace. We anticipate having this process to be completed in early 2012.  To view our registration statement, which has a variety of detailed information as well as our audited financial statements for fiscal 2011, please visit www.sec.gov and follow the link to “Search for Company Filings.”

We are excited about the short term completion of this process as we hope to use our equity securities to implement our roll-up strategy to acquire similar or complimentary businesses, including companies with similar business models located in different geographical areas, and companies that offer different services.   Based upon our internal analysis of our industry and our competitors, we believe that there are a number of potential target companies.

2011 was a building year, with significant investments in supporting our customers and our expected future growth.  During fiscal 2011 we doubled our warehouse space, reconfigured our physical layout and expanded our workforce, all of which enabled us to operate two shifts in our warehouse.  As a result of these investments, and the growth our industry is experiencing, we expect our fiscal 2012 will reflect revenue growth from fiscal 2011.

As a public company, we will now begin filing quarterly, annual and other periodic reports with the SEC, and those filings can also be viewed at www.sec.gov.   We expect that our quarterly report for the first quarter of 2012 will be filed with the SEC on or before December 19, 2011.  Thereafter, we will file our quarterly and annual reports on the normal filing schedule, with the next quarterly report due by February 14, 2012.

While we will continue to update you regularly, we encourage you to visit our website www.anythingit.com which was recently updated to support both our customer and stockholder base.
Thank you for your continued support of AnythingIT.

Sincerely,

David Bernstein
Chief Executive Officer